UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Solera National Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

Solera Responds to Quagliano Proxy Solicitation Letter Touting a Report That Recommends Rejection of his Nominees

LAKEWOOD, Colo., May 15, 2014 - Solera National Bancorp, Inc. (SLRK) (“Solera,” the “Company,” “we,” or “us”), the holding company for Solera National Bank, today responded to a proxy solicitation letter issued by Michael Quagliano on May 14, 2014. In Mr. Quagliano’s letter, he cites an analysis conducted by proxy advisory firm Institutional Shareholder Services, Inc. (“ISS”) regarding the proxy contest he has initiated to replace the Company’s board of directors. As he points out, the ISS report contains some criticism of the Company, including regarding its historical financial performance. As we have disclosed in prior communications, the Company’s new management is working to address its operational issues by returning it to its historical strategy of focusing on Hispanic and other underserved markets in the communities in which it operates, and these efforts are showing results.

What Quagliano glosses over in the ISS report is its recommendation that shareholders reject his slate. The report states (emphasis added):

“When the dissidents are seeking board control, ISS looks for a well-reasoned and detailed business plan (including the dissident’s strategic initiatives), a transition plan that describes how the change in control of the company will be effected, and where management continuity may be an issue, the identification of a qualified and credible new management team.
The dissident [i.e., Mr. Quagliano], however, has not presented a detailed plan. In such a situation, shareholders would not have sufficient information to form a judgment of whether support for such a drastic move is warranted, given the risk of unintended consequences. Furthermore, the skills and experience of certain of the dissident nominees - for example, horse sales and horse farm operations, or the shareholder’s daughter, an undergraduate student with Excel skills - do not appear meaningful for directors of a small, publicly-held bank.
As the dissident did not provide a case for change at the board level or a detailed plan, and has not nominated a slate of candidates clearly appropriate to addressing the company’s challenges, support for the dissident nominees is not warranted.”
As we have previously disclosed, independent proxy advisory firm Glass Lewis & Co. has also recommended against the election of Mr. Quagliano’s nominees, noting in particular their abject lack of relevant experience and qualifications. In other words, both of the country’s leading independent proxy advisory firms recommend that shareholders reject Quagliano’s slate.

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No matter how many shares you own, your vote is very important to us. To follow the Solera board’s recommendations, shareholders should vote on the WHITE proxy card today FOR all the Company’s director nominees.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Solera’s proxy materials, please call
Alliance Advisors LLC at the phone numbers listed below.

ALLIANCE ADVISORS LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Banks and Brokers Call Collect: (973) 873-7721
Shareholders Call TOLL-FREE: (855) 737-3177

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado with five additional loan production offices throughout the state. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.SoleraBank.com.

Contact:    Solera National Bancorp, Inc.
John P. Carmichael, President & CEO
(303) 937-6422

* Permission was neither sought nor obtained from ISS to use the excerpt from their report.